Exhibit 10.1

EXECUTION VERSION

EXTERNAL MANAGEMENT AGREEMENT

by and between

RETAIL VALUE INC.

and

DDR ASSET MANAGEMENT LLC

Dated July 1, 2018

i

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A:	Puerto Rico Properties

Exhibit B:	Gross Asset Values

ii

EXTERNAL MANAGEMENT AGREEMENT

THIS EXTERNAL MANAGEMENT AGREEMENT, dated July 1, 2018 (this “Agreement”), is by and between RETAIL VALUE INC., an Ohio corporation (together with its subsidiaries, the “Company”) and DDR ASSET MANAGEMENT LLC, a Delaware limited liability company (“Service Provider”).

RECITALS:

WHEREAS, Service Provider is experienced in all aspects of publicly traded REIT management and operations;

WHEREAS, on the date immediately prior to the date hereof, the Company was a wholly-owned subsidiary of DDR Corp., an Ohio corporation (“DDR”), and on the date hereof, DDR has completed a spin-off of the Company into an independent publicly traded REIT by way of a distribution of shares of the Company (the “Spin-off”);

WHEREAS, in connection with the Spin-off, the Company wishes to appoint Service Provider to perform the services described herein on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Service Provider wishes to accept such appointment subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below.

“Affiliate” or “Affiliated” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, with respect to Service Provider and its Affiliates, “Affiliate” will not include the Company and its Affiliates, and with respect to the Company and its Affiliates, “Affiliate” will not include Service Provider and its Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement, and such term shall include any amendment hereto from time to time.

“Approved Budget” has the meaning set forth in Section 16(a).

“Articles of Incorporation” means the articles of incorporation of the Company filed with the Ohio Secretary of State, as the same may be amended from time to time.

“Assets” means, collectively, the Properties, personal property (whether tangible or intangible), accounts, cash and any investments owned by the Company, directly or indirectly through one or more of its Affiliates.

“Asset Management Fee” means the fee payable to Service Provider and its Affiliates pursuant to Section 5(a).

“Automatic Renewal Term” has the meaning set forth in Section 17.

“Board” means the Board of Directors of the Company.

“Budget” has the meaning set forth in Section 16(a).

“Change of Control” means any “person” (as used within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof), in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, becoming the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing a majority of the combined voting power of the Company’s securities then outstanding (a “Change of Control Transaction”).

“Change of Control Transaction” has the meaning set forth in the definition of “Change of Control.”

“Change of Control Transaction Fee” has the meaning set forth in Section 5(c)(i).

“CMBS Loan” means that certain loan, as may be securitized through a commercial mortgage-backed securities issuance, in the original principal amount of $1,350,000,000 made pursuant to that certain Loan Agreement, dated February 14, 2018, by and among the Lender, the Borrower and the Additional Obligor (as such terms are defined therein), as such agreement may be amended from time to time.

“Code of Regulations” means the Company’s Code of Regulations, dated June 28, 2018, as the same may be amended from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Consideration” has the meaning set forth in Section 5(c)(i).

“Continuing Director” means a Director who either (a) was a Director as of the date hereof, or (b) is an individual whose election, or nomination for election, as a Director was approved by a vote of at least a majority of the Directors then in office who were Continuing Directors.

“Corporate Budget” has the meaning set forth in Section 16(a).

“DDR” has the meaning set forth in the recitals to this Agreement.

“Determination Date” means the date hereof and thereafter June 30 and December 31 of each year.

“Director” means a director of the Company.

“Disinterested Director” means an Independent Director who, with respect to the relevant action to be taken under this Agreement, is a “disinterested director” (as such term is used in Section 1701.60 of the Ohio Revised Code).

“Distributions” means any distributions of money or other property by the Company to Company shareholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“Financing Fee” has the meaning set forth in Section 5(b).

“Gross Asset Value” means the total value of the Properties as described on Exhibit B that are still owned by a direct or indirect subsidiary of the Company as of the applicable Determination Date, which values are based upon the appraised values of the Properties obtained in connection with the CMBS Loan and which values may be updated in accordance with provisions described on Exhibit B.

“Group” has the meaning set forth in Section 4(b).

“Indebtedness” has the meaning set forth in Section 5(c)(i).

“Indemnitee” has the meaning set forth in Section 21(a).

“Independent Director” means a Director who qualifies as “independent” under Rules 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual.

“Initial Term” has the meaning set forth in Section 17.

“Notice” has the meaning set forth in Section 22.

“Non-Requesting Party” has the meaning set forth in Exhibit B.

“Operating Account” has the meaning set forth in Section 9.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated association, trust or other entity.

“Prime Rate” means the prime rate of interest as published from time to time in the Wall Street Journal.

“Property” or “Properties” means, as the context requires, any, or all, respectively, of the Real Property owned by the Company, directly or indirectly through one or more of its Affiliates or through joint venture arrangements or other partnership or investment interests.

“Property Management Agreements” means, collectively, (i) that certain Amended and Restated Management and Leasing Agreement by and among Service Provider and the Owners (as defined therein) dated as of February 14, 2018; (ii) that certain Amended and Restated Management and Leasing Agreement by and among Service Provider and the Owners (as defined therein) dated as of February 14, 2018; and (iii) that certain Amended and Restated Management and Leasing Agreement by and among Service Provider, DDR PR Ventures II LLC and the Owners (as defined therein) dated as of February 14, 2018, as each such agreement may be amended from time to time.

“Property Roll-Up Budget” has the meaning set forth in Section 16(a).

“Puerto Rico Properties” means, collectively, the Properties set forth on Exhibit A.

“Real Property” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means “real estate investment trust” within the meaning of Section 856 of the U.S. Internal Revenue Code.

“Requesting Party” has the meaning set forth in Exhibit B.

“SEC” means the United States Securities and Exchange Commission.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement by and between DDR and the Company dated as of the date hereof.

“Service Provider” has the meaning set forth in the preamble to this Agreement.

“Services” means, collectively, the services described in Section 3.

“Spin-off” has the meaning set forth in the recitals to this Agreement.

“Tail Period” has the meaning set forth in Section 15.

“Termination Date” means the date of termination of this Agreement.

2.       APPOINTMENT. The Company, at the direction of the Board, hereby appoints Service Provider to perform the Services set forth herein on the terms and subject to the conditions set forth in this Agreement.

3.       DUTIES OF SERVICE PROVIDER. Service Provider shall use commercially reasonable efforts in a manner consistent with the standard of services provided by similarly situated external managers to, consistent with the objectives and policies of the Company established from time to time by the Board and subject to the supervision and direction of the Board and Section 4 and consistent with the provisions of the Articles of Incorporation and the Code of Regulations:

(a)      provide the daily management for the Company and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and its Affiliates;

(b)      make dispositions of the Properties subject to the approval of, and within the discretionary limits and authority as granted by, the Board;

(c)      investigate, select and, on behalf of the Company, engage and conduct business with and supervise the performance of such Persons as Service Provider deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of Service Provider and Persons acting in any other capacity deemed by Service Provider necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company with any of the foregoing), in each case on competitive terms that, in the reasonable judgment of Service Provider, are fair and reasonable to the Company;

(d)      consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of dispositions consistent with the objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(e)      (i) participate in formulating a Property disposition strategy and Asset allocation framework; (ii) locate, analyze and select potential Property disposition opportunities; (iii); research, identify, review and recommend to the Board dispositions of the Properties; (iv) subject to Section 3(f) below, arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest or distribute the proceeds from the sale of, or otherwise deal with, dispositions of the Properties; (v) actively oversee and manage the Assets for purposes of meeting the Company’s Property disposition objectives and review and analyze financial information for each of the Properties and the overall Asset portfolio; (vi) if applicable, recommend joint venture partners, structure corresponding agreements and oversee and monitor these relationships; (vii) oversee, supervise and evaluate the Affiliated and non-Affiliated Persons with whom Service Provider contracts to perform certain of the services required to be performed under this Agreement; (ix) manage accounting and other record-keeping functions for the Company; (x) perform or coordinate audits and internal audits of the Company’s financial statements and financial reporting as may be reasonably necessary; (xi) generate the Corporate Budget and Property Roll-Up Budget for the Company in the manner set forth in Section 16(a); and (xii) recommend various liquidity events to the Board when appropriate;

(f)      negotiate on behalf of the Company, as directed by the Board, with banks or other lenders for loans to be made to the Company or any of its subsidiaries (including any new loans in connection with or refinancings of the CMBS Loan), and negotiate with investment banking firms and broker-dealers on behalf of the Company or any of its subsidiaries, or obtain loans for the Company or any of its subsidiaries, all within the discretionary limits and authority as granted by the Board, but in no event in such a manner that Service Provider shall be acting as broker-dealer or underwriter;

(g)      from time to time, or at any time reasonably requested by the Board, make reports to the Board on the operations of the Company, including reports with respect to potential conflicts of interest involving Service Provider or any of its Affiliates, in the manner described in Section 14, and cooperate in good faith to eliminate or minimize any such conflicts;

(h)      as requested by the Board, provide the Company with all necessary cash management services;

(i)      monitor compliance of the Company and the owners of the Properties with all aspects of the CMBS Loan (or any new loans in connection with or refinancings of the CMBS Loan);

(j)      perform investor relations and shareholder communications functions for the Company and assist with logistics related to meetings of the Board;

(k)      as requested by the Board, maintain the Company’s accounting, tax, audit, regulatory and other records and assist the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies and any applicable stock exchange; and

(l)      render such other services as may be reasonably determined by the Board consistent with the terms and conditions herein.

Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, (i) Service Provider may delegate any of the foregoing duties to any Person so long as Service Provider or its Affiliate remains responsible for the performance of the duties set forth in this Section 3 (and subject to the Company’s reimbursement obligations in Section 6); and (ii) Service Provider shall only be required to perform the foregoing services to the extent the Company has provided adequate funds to Service Provider for the provision of services and payment of the fees set forth in Section 5 and the expenses set forth in Section 6.

4.       AUTHORITY OF SERVICE PROVIDER.

(a)      Pursuant to the terms of this Agreement (including the limitations included in Section 3, this Section 4, Section 13 and Section 14), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the unanimous authority of the Board, hereby delegates to Service Provider the authority to perform the Services described in Section 3.

(b)      If a transaction requires approval by the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board (each, a “Group”), as the case may be, Service Provider shall deliver to the Board or Group all documents and other information reasonably required by them to evaluate the proposed transaction.

(c)      The Board may, at any time upon the giving of Notice to Service Provider, modify or revoke the authority set forth in Section 3 or this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by Service Provider.

5.       FEES

(a)    Asset Management Fee. The Company shall pay monthly to Service Provider (on a cash basis of accounting) an asset management fee as compensation for Services rendered by Service Provider and its Affiliates in connection with the management of the Company in an aggregate amount (as determined by Service Provider from time to time) no greater than one-half percent (0.5%) per annum of Gross Asset Value (the “Asset Management Fee”). The Asset Management Fee payable hereunder shall be paid in monthly installments each month in advance on the first (1st) business day of each month based upon the Gross Asset Value as determined on the most recent Determination Date. The Asset Management Fee shall be determined on each Determination Date for the subsequent six (6) calendar months.

(b)      Financing Fee. In connection with any debt financing or refinancing (including the refinancing of all or a portion of the CMBS Loan) entered into by the Company or any of its Affiliates, the Company shall pay a financing fee in an amount equal to 0.2% of the principal amount of such financing or refinancing amount (a “Financing Fee”). Any Financing Fee shall be payable at the closing of the financing or refinancing to which such Financing Fee relates.

(c)      Change of Control Fee.

(i)      In the event of a Change of Control Transaction during the Initial Term, any Automatic Renewal Term or the period from and including the Termination Date until the date that is the three (3) month anniversary of the Termination Date, the Company shall pay a fee in an amount equal to one percent (1.0%) of the aggregate Consideration in connection with the Change of Control Transaction (the “Change of Control Transaction Fee”). Any Change of Control Transaction Fee shall be payable at the closing of the Change of Control Transaction to which such Change of Control Transaction Fee relates. The term “Consideration” shall mean the total amount of cash and the fair market value of other property paid or payable (including amounts paid into escrow) to the Company, its subsidiaries and/or their respective shareholders in connection with the Change of Control Transaction, including amounts paid or payable to acquire unexercised or unconverted warrants, convertible securities, options or similar rights, whether or not vested, which shall be deemed to include the value of any options, warrants or convertible securities of the Company which are assumed by the acquiror or amended to provide that they are exercisable for or convertible into capital stock of the acquiror, plus, without duplication, the principal amount of all indebtedness for borrowed money or similar non-trade related liabilities (including on balance sheet pension deficits and any other quantified liabilities incurred or accrued in relation to pension obligations, guarantees or capitalized leases) (collectively, “Indebtedness”) of the Company and its subsidiaries outstanding immediately prior to consummation of the Change of Control Transaction or, in the case of a sale of assets, all Indebtedness of the Company and its subsidiaries assumed or refinanced by the acquiror. If a Change of Control Transaction, other than a sale of assets, results in a majority (but less than all) of the stock of the Company having been acquired, the Consideration shall be calculated pursuant to this Section 5(c)(i) as an acquisition of stock in which all of the stock of the Company had been acquired at a price equal to the highest price per share paid by the acquiror for any shares it acquired at the time of the Change of Control Transaction.

(ii)       If the Consideration is subject to increase by contingent payments related to future events, the portion of the Change of Control Transaction Fee relating thereto shall be calculated and paid as and when such payments are made, regardless of the date on which made, except that amounts held in escrow shall be deemed paid at the closing of the Change of Control Transaction. If all or any portion of the Consideration is of a determined amount but is to be paid over time, then the portion of the Change of Control Transaction Fee attributable thereto shall be payable upon the closing of the Change of Control Transaction. For purposes of determining the fair market value of any non-cash Consideration, such determination shall be made on the business day preceding the closing of the Change of Control Transaction, except that if any part of the Consideration consists of marketable securities, for purposes of determining the amount of the Consideration the value of those securities shall be determined by using the average of the last sale prices for those securities on the ten (10) trading days ending the last business day preceding the closing of the Change of Control Transaction.

(d)      Guaranty of Property Management Fees. The Company hereby unconditionally and irrevocably guarantees the punctual payment when due of all fees, expenses and other obligations of each Owner under the Property Management Agreements (including any and all expenses (including counsel fees and expenses) incurred by Service Provider in enforcing the guarantee obligations under this Section 5(d)).

(e)      Fees for Internalized Services. If the Board elects to internalize any Services provided by Service Provider, the Company shall not pay any compensation or other remuneration to Service Provider or its Affiliates in connection with such internalization of Services; provided, however, that nothing in this Section 5(e) shall create any right to (i) reduce or otherwise revise the Asset Management Fee, the Financing Fee or the Change of Control Transaction Fee; (ii) any assets, intellectual property, personnel or pipeline of assets of Service Provider or its Affiliates, (iii) terminate the Agreement other than as set forth in Section 18, or (iv) cause Service Provider to provide any services to the Company in respect of less than all of the duties set forth in Section 3 and/or with respect to less than all of the Assets (except with respect to those Services internalized pursuant to the Board’s election).

(f)      Payment of Fees. Service Provider shall be permitted to pay the fees that the Company is required to pay Service Provider under this Section 5 from the funds contained in the applicable Operating Accounts, as and when such fees are required to be paid hereunder, including any fees outstanding as of the Termination Date. To the extent any fees are not paid as and when such fees are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus five percent (5%) per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which the Company pays such unpaid sum.

6.       EXPENSES.

(a)      Expenses. In addition to the compensation paid to Service Provider pursuant to Section 5, the Company shall pay directly or reimburse Service Provider for all expenses paid or incurred by Service Provider or its Affiliates, including those set forth below, in connection with the Services it provides to the Company to the extent such expenses are reasonable and documented out-of-pocket expenses (and to the extent such expenses have been approved by the Company to the extent explicitly required by Section 16(c)):

(i)    expenses in connection with an approved disposition (including all closing costs);

(ii)    the actual cost of goods and services used by the Company and obtained from entities not Affiliated with Service Provider;

(iii)    fees and costs (including interest costs) payable to third parties incurred by Service Provider in connection with (A) loans to be made to the Company or any of its subsidiaries, including the fees and costs paid by Service Provider or an Affiliate of Service Provider prior to the date of this Agreement in connection with the CMBS Loan, (B) negotiations with investment banking firms and broker-dealers on behalf of the Company or any of its subsidiaries, or (C) loans obtained for the Company or any of its subsidiaries;

(iv)    taxes and assessments on income of the Company or the Assets;

(v)    costs associated with insurance required in connection with the business of the Company or by the Board;

(vi)    expenses of managing and operating the Assets owned by the Company, other than those payable to Service Provider or an Affiliate of Service Provider;

(vii)    expenses in connection with payments to the Directors for attending meetings of the Board and Company shareholders, if applicable;

(viii)    expenses connected with payments of Distributions;

(ix)    expenses of organizing, converting, modifying, terminating or dissolving the Company or any subsidiary thereof or revising, amending, modifying or terminating the Articles of Incorporation, Code of Regulations or governing documents of any subsidiary of the Company;

(x)    expenses of maintaining communications with Company shareholders and of maintaining compliance with applicable laws, including the cost of preparation,

printing, and mailing of annual reports and other shareholder reports, proxy statements and other reports required by governmental entities;

(xi)    audit, accounting, legal and other professional advisors fees; and

(xii)    expenses in connection with any travel incurred primarily in connection with providing the Services.

(b)      Payment of Expenses. Expenses incurred by Service Provider on behalf of the Company and payable pursuant to this Section 6 shall be reimbursed no less than monthly to Service Provider (subject to the Company’s prior consent to the extent explicitly required by Section 16(c)). Service Provider shall be permitted to pay the expenses that it is entitled to receive under this Section 6 from the funds contained in the applicable Operating Accounts, as and when such expenses are required to be paid hereunder, including any expenses outstanding as of the Termination Date. For the avoidance of doubt, it is expressly understood that Service Provider may but is not required to advance its own funds to pay for any expense incurred by Service Provider on behalf of the Company, and may instead require the Company to pay all such expenses directly from the funds contained in the applicable Operating Accounts. To the extent any expenses are not paid or reimbursed as and when such expenses are required to be paid hereunder, such unpaid sum shall accrue interest at a rate equal to the Prime Rate plus five percent (5%) per annum calculated from the date such payment was due (without regard to any grace or cure periods contained herein) until the date on which the Company pays such unpaid sum.

7.       DISCLAIMER. Service Provider makes no representations or warranties, express or implied, in respect of the Services to be provided by it hereunder. Service Provider shall have no obligations to the Company other than as set forth this Agreement and in Separation and Distribution Agreement and any Ancillary Agreement (as such term is defined in the Separation and Distribution Agreement).

8.       NO PARTNERSHIP OR JOINT VENTURE. The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

9.       BANK ACCOUNTS. Subject to the requirements and limitations of the CMBS Loan, Service Provider shall establish and maintain one or more bank accounts in the name of the Company (any such account, an “Operating Account,” and, collectively, the “Operating Accounts”) and may collect and deposit into any such Operating Account or Operating Accounts, and disburse from any such Operating Account or Operating Accounts any money on behalf of the Company, under such terms and conditions as the Board may approve; provided, however, that no funds shall be commingled with the funds of Service Provider; and, from time to time upon reasonable request, Service Provider shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

10.       RECORDS; ACCESS. Service Provider shall maintain appropriate records of all its activities hereunder and make such records available for inspection by representatives of the Company upon reasonable Notice during ordinary business hours. The Company shall make its books and records available to Service Provider at all times.

11.       LIMITATIONS ON ACTIVITIES.

(a)      Notwithstanding anything herein to the contrary, Service Provider shall refrain from taking any action which, in its sole judgment made in good faith, would (i) not comply with investment policies or guidelines set forth by the Board, (ii) (A) adversely affect the status of the Company as a REIT, unless the Board has determined that REIT qualification is not in the best interests of the Company and its shareholders, or (B) adversely affect the status of DDR as a REIT, (iii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iv) violate in any material respect any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, or (v) otherwise not be permitted by the Articles of Incorporation or Code of Regulations, except, in all such cases of clauses (i), (ii)(A), (iii) and (v) above, if such action shall be ordered by the Board, in which case Service Provider shall notify the Board promptly of Service Provider’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, Service Provider shall have no liability for acting in accordance with the specific instructions of the Board so given.

(b)    Service Provider shall not, and shall cause its Affiliates not to, acquire or offer to acquire any Property or other Asset from the Company or any of its subsidiaries unless otherwise consented to by a majority of the Disinterested Directors.

12.       OTHER SERVICES. Should the Board request that Service Provider or any Affiliate thereof or any of their respective officers or employees render services for the Company other than those set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by Service Provider and the Board, including a majority of the Disinterested Directors, subject to the limitations contained in this Agreement and the Articles of Incorporation, and shall not be deemed to be Services pursuant to the terms of this Agreement.

13.       ACTIVITIES OF SERVICE PROVIDER. The Company recognizes that it is not entitled to preferential treatment vis-à-vis Service Provider’s own business activities conducted on its own account and benefit. Nothing contained herein shall prevent Service Provider or any of its Affiliates, or any director, officer, member, partner, employee or shareholder of Service Provider or any of its Affiliates, (a) from rendering services identical or similar to those required by Service Provider hereunder to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by Service Provider or its Affiliates or (b) from taking such actions with respect to (i) Service Provider’s or any of its Affiliates’ equity interests in the Company (if any) or (ii) any guarantee or other credit support agreement, arrangement, commitment or understanding for the benefit of the Company or any of its Affiliates by Service Provider or any of its Affiliates as may be in the sole interest of Service Provider or any of its Affiliates. Further, and for the avoidance of doubt, such Persons may themselves engage in the investment, acquisition, disposition, development, leasing, including such disposition and leasing activities that compete with the Company, and financing of Real Property for their own account and benefit or for others and without any accountability or liability whatsoever to the Company even though such services or business activities compete with or are enhanced by the business activity of the Company; provided, however, that Service Provider must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement.

14.       CONFLICTS.

(a)      If the Company shall propose to enter into any transaction in which Service Provider or any Affiliate thereof has a material interest, then such transaction shall be (i) approved by a majority of the Independent Directors not otherwise interested in such transaction and (ii) on terms and conditions not less favorable to the Company than those available to the Company from unaffiliated third parties.

(b)      Service Provider shall report to the Board the existence of, or change in, any condition or circumstance of which it has actual knowledge, which creates or would reasonably be expected to create a material conflict of interest between Service Provider’s obligations to the Company and its obligations to itself or any of its Affiliates, including any business relationship with any Director or any lender to the Company or its subsidiaries or with respect to any Property.

(c)      For purposes of this Section 14, the following shall be deemed not to create or give rise to a material conflict of interest: (i) transactions such as dispositions, leasing and financing whose consummation impacts the fees received by Service Provider and its Affiliates pursuant to this Agreement or any Property Management Agreement, (ii) Service Provider’s and its Affiliates’ interests in such other matters as may arise in the ordinary course of business in relation to the relationship between Service Provider and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, as contemplated by this Agreement and any Property Management Agreements, including and without limiting the generality of the foregoing and for the avoidance of doubt, tenant leasing and development matters arising in the ordinary course of business, (iii) the fact that Service Provider or any of its Affiliates may hold any equity interest in the Company, or (iv) the fact that Service Provider or any of its Affiliates may guarantee any obligation of or otherwise provide credit support to the Company or any of its Affiliates.

15.       RESTRICTIVE COVENANT. During the Initial Term and any Automatic Renewal Term and until the date that is twelve (12) months after the Termination Date (such period, the “Tail Period”), in no event shall the Company or any of its respective Affiliates solicit for employment, employ or attempt to employ or divert any director, employee or agent of Service Provider or any of its Affiliates unless otherwise consented to by the Board; provided, however, that the foregoing restrictions shall not apply (i) during the Tail Period to any director, employee or agent of Service Provider or any of its Affiliates who devotes substantially all of such Person’s time to providing Services to the Puerto Rico Properties and to (ii) (A) such Persons who have not been employed or engaged by Service Provider or any of its Affiliates for a period of three (3) months prior to such solicitation, employment or attempted employment or (B) solicitations for employment not specifically directed at such Persons.

16.       BUDGETS.

(a)      Contemporaneously with the execution and delivery of this Agreement, the Board has acknowledged its approval of a consolidated property-level budget (the “Property Roll-Up Budget”) and a consolidated corporate budget (the “Corporate Budget”) for the year ending December 31, 2018. With respect to each subsequent fiscal year, Service Provider shall prepare and provide a Property Roll-Up Budget and Corporate Budget to the Board for approval not later than December 1 of the prior fiscal year (until approved pursuant to this Section 16(a), each, a “Budget” and, once approved, an “Approved Budget”).

(b)      If the Board fails to approve a proposed Budget (or a particular portion thereof) for any fiscal year prior to the first day of such fiscal year, Service Provider shall manage the Company in accordance with the portion of the proposed Budget that was approved by the Board and, in relation to the portion that was not approved, in accordance with the corresponding portion of the Approved Budget of such Property or the Company, as applicable, for the immediately preceding Fiscal Year, except that the applicable portion of such preceding Approved Budget shall be adjusted to reflect (i) in relation to expenses not within the reasonable control of the Company, the actual amount of such expenses; and (ii) in relation to expenses within the reasonable control of the Company, an increase of five percent (5%) over the amount set out in such preceding Approved Budget.

(c)      Service Provider agrees to manage the Company in accordance with the Approved Budgets; provided, that Service Provider may vary from the limitations set forth in any Approved Budget (i) in relation to expenditures not reasonably within the control of the Company or expenditures incurred under such circumstances as Service Provider shall reasonably and in good faith deem to be an emergency necessary for the preservation or safety of the Company or the Properties, in such amounts as are reasonably necessary in Service Provider’s good faith judgment and (ii) in relation to expenditures reasonably within the control of the Company, to the extent that (A) any expenditure does not cause aggregate expenditures for the relevant line item in such Approved Budget to exceed the aggregate amount budgeted for such item by more than ten percent (10%) of the amount set forth in such Approved Budget and (B) the aggregate of such controllable expenditures does not exceed one hundred eight percent (108%) of the sum of the line items for controllable expenditures in the Approved Budget.

(d)      During each calendar year, Service Provider shall, as part of its quarterly reporting to the Board, report line item variances against the applicable Approved Budget and provide a reconciliation of actual expenditures to amounts set forth in the applicable Approved Budget. In the event that Service Provider proposes to make any expenditures in excess of the amounts permitted in Section 16(c), Service Provider shall prepare and submit to the Board a statement setting forth the details of the proposed expenditure and the reasons therefor, together with an explanation of the variance as it relates to the applicable Approved Budget. The Board shall be deemed to have approved such expenditure unless it shall have affirmatively disapproved such expenditure in writing within ten (10) business days after Service Provider shall have delivered such statement to the Board.

17.       TERM OF AGREEMENT. This Agreement shall be in effect as of the date hereof and continue in force until December 31, 2019 (the “Initial Term”) and thereafter shall renew automatically for successive six month periods (each, an “Automatic Renewal Term”)

unless a majority of the Disinterested Directors or Service Provider elect to terminate this Agreement in accordance with Section 18.

18.       TERMINATION BY THE PARTIES. This Agreement may be terminated at the expiration of the Initial Term or any Automatic Renewal Term by a majority of the Disinterested Directors or by Service Provider, with or without cause and without penalty, upon written Notice sixty (60) days’ prior to the end of such term. Notwithstanding the foregoing, this Agreement:

(a)      may be terminated (i) immediately upon written Notice to the Company by Service Provider upon a Change of Control, or (ii) by either party, without penalty, upon written Notice ten (10) business days’ prior to the termination from the terminating party to the other party if the other party, its agents or its assignees breaches any material provision of this Agreement and such material breach shall continue for a period of ten (10) business days after written Notice thereof;

(b)      may be terminated by Service Provider if (i) there is a material change in the business strategy of the Company; or (ii) there is a material change or reduction in the duties of Service Provider or the scope of Services authorized by the Board to be performed by Service Provider hereunder (in each case such termination shall be effective sixty (60) days following the Company’s receipt of written Notice from Service Provider of such material change described in clauses (i) and (ii)); and

(c)      shall terminate automatically (i) at such time that none of the Property Management Agreements remain in effect, or (ii) at the effective time of the dissolution of the Company or, if the Assets of the Company are transferred to a liquidating trust, the final disposition of the Assets transferred by the liquidating trust.

(d)      The provisions of Sections 17 through 30 (inclusive) shall survive any expiration or earlier termination of this Agreement.

19.       ASSIGNMENT. This Agreement and/or any fees paid to Service Provider hereunder may be assigned in whole or in part by Service Provider to an Affiliate of DDR. This Agreement shall not be assigned by the Company without the consent of Service Provider.

20.       PAYMENTS TO AND DUTIES OF SERVICE PROVIDER UPON TERMINATION.

(a)      Amounts Owed. After the Termination Date, Service Provider shall be entitled to receive from the Company within thirty (30) days after the Termination Date (i) all amounts then accrued and owing to Service Provider hereunder and (ii) reimbursement of expenses incurred by Service Provider in connection with facilitating the transition of the Services and the books and records of the Company to the Company or another third party manager (including any out-of-pocket expenses, including attorneys’ fees and disbursements, incurred by Service Provider following the Termination Date and the salaries of any employees of DDR or an Affiliate thereof based on the amount of time worked by such employees following the Termination Date in facilitating such transition).

(b)      Service Provider’s Duties. After the Termination Date, Service Provider shall promptly:

(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, and all accrued compensation and reimbursement deducted pursuant to Section 20(b)(i), covering the period following the date of the last accounting furnished to the Board;

(iii)    deliver to the Board all assets, including all of the Assets, books and records, and documents of the Company then in the custody of Service Provider; and

(iv)    cooperate with the Company and Board in making an orderly transition of the management function.

21.       LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a)      The Company shall reimburse, indemnify and hold harmless Service Provider and its Affiliates, as well as their respective officers (and persons serving as officers of the Company at the request of Service Provider or the Board), directors, equityholders, members, partners, and employees (collectively, the “Indemnitees,” and each, an “Indemnitee”), for and from all liability, claims, damages and losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, except to the extent arising from any act or omission by the applicable Indemnitee that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction. In addition, the Company shall promptly advance expenses incurred by Indemnitees for matters referred to in this Section 21(a) upon request for such advancement; provided, that the Indemnitee provides a written affirmation (i) of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company pursuant to this Section 21(a) and (ii) that the Indemnitee will repay the amount paid or reimbursed by the Company, to the applicable extent, if it is ultimately determined by a final, non-appealable determination by a court of competent jurisdiction that the Indemnitee did not meet such standard. In addition to the indemnification obligations described in the foregoing sentence, the Company shall indemnify Service Provider, DDR and their respective Affiliates for any liabilities, claims, damages or losses arising out of any recorded guaranty obligations of DDR and/or its Affiliates relating to the Properties.

(b)      Service Provider shall indemnify and hold harmless the Company for and from all liability, claims, damages and losses, and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of Service Provider’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of its duties hereunder; provided, however, that Service Provider shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by Service Provider.

(c)      The Indemnitees will not be liable to the Company or any of its Affiliates, or their respective officers, directors, equityholders, members, partners, or employees, for any liabilities, claims, damages or losses arising in the performance of any Indemnitee’s duties hereunder, except with respect to any act or omission that constitutes gross negligence or willful misconduct on the part of the applicable Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, including Section 21(b), in no event will any Indemnitee be liable to the Company or any of its Affiliates, or their respective officers directors, equityholders, members, partners, or employees, for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any third-party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, including the Services to be provided by Service Provider or any of its Affiliates hereunder, or for any amount in excess of the fees actually received by Service Provider hereunder.

22.       NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation or Code of Regulations, and shall be given by being delivered by hand or by courier or overnight carrier to the addresses set forth below:

To the Company:	Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: Chairman of the Board of Directors

with a copy (which shall not constitute Notice) to:

Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: General Counsel

To Service Provider:	DDR Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44112
Attention: General Counsel

with a copy (which shall not constitute Notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Lyle G. Ganske
James P. Dougherty

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 22.

23.       MODIFICATION. This Agreement shall not be amended, supplemented, terminated, modified, discharged or otherwise changed, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees.

24.       SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.       GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

26.       ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

27.       NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.       CERTAIN INTERPRETATIVE MATTERS. For the purposes of this Agreement, (a) whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa, (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (c) the word “or” is not exclusive, (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (e) references to any Person include the successors and permitted assigns of that Person, (f) “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if” and (g) unless the context otherwise requires, Sections and Exhibits mean Sections of and Exhibits attached to this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

29.       HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30.       EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile, PDF or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first Written above.

RETAIL VALUE INC.

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

DDR ASSET MANAGEMENT LLC

By:	/s/ David R. Lukes
Name: David R. Lukes
Title: President and Chief Executive Officer

[Signature Page to Agreement]